Exhibit 23.1



Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement of Made2Manage Systems, Inc. on Form S-8 (File No. 333-45385) pursuant to the
Made2Manage Systems, Inc. Stock Option Plan and the registration statement on Form S-8 (File No. 333-45387) pursuant to the Made2Manage Systems, Inc. Employee Stock Purchase Plan of our report dated March 1, 1999, on our audit of the consolidated financial statements and financial statement schedule of Made2Manage Systems, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in this Form 10-K.

/s/PricewaterhouseCoopers LLP



Indianapolis, Indiana
March 1, 1999